Exhibit 5

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX WWW.FOLEY.COM

February 2, 2017

The Manitowoc Company, Inc.

2400 South 44th Street

Manitowoc, WI 54220

Re:	The Manitowoc Company, Inc. 2013 Omnibus Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for The Manitowoc Company, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of up to 22,145,082 additional shares of common stock, par value $0.01 per share, of the Company (the “Shares”) that may be issued pursuant to The Manitowoc Company, Inc. 2013 Omnibus Incentive Plan (the “Plan”).

In connection with our representation, we have examined: (i) the Plan; (ii) the Registration Statement; (iii) the Amended and Restated Articles of Incorporation and Restated By-laws of the Company, as amended to date; (iv) resolutions of the Board of Directors of the Company relating to the Plan and the issuance of securities thereunder; (v) the Rights Agreement; and (vi) such other documents and records as we have deemed necessary to enable us to render this opinion. In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and the instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares covered by the Registration Statement, when issued and paid for pursuant to the terms and conditions of the Plan, and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ FOLEY & LARDNER LLP

FOLEY & LARDNER LLP

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